                                                                 Exhibit (c)(2)

                             STOCKHOLDERS AGREEMENT
                             ----------------------

         STOCKHOLDERS AGREEMENT, dated as of April 26, 1999 (this "Agreement"), among Hilite Holdings, LLC, a Delaware limited liability company ("Buyer"), Hilite Mergeco, Inc., a Delaware corporation ("Merger Subsidiary"), and the parties listed on SCHEDULE A attached hereto (each a "Stockholder" and collectively, the "Stockholders").

         WHEREAS, each Stockholder is the owner of the number of shares (the "Shares") of Common Stock, par value $.01 per share, of Hilite Industries, Inc., a Delaware corporation (the "Company"), set forth opposite such Stockholder's name on SCHEDULE A and holds stock options (the "Options") to acquire the number of Shares set forth opposite such Stockholder's name on SCHEDULE A; and

         WHEREAS, Buyer, Merger Subsidiary and the Company propose to enter into an Agreement and Plan of Merger, dated as of even date herewith (as the same may be amended from time to time, the "Merger Agreement"), which provides, upon the terms and subject to the conditions thereof, for (i) the Company to make a cash tender offer (the "Offer") to acquire all of the issued and outstanding shares of Common Stock, par value $.01 per share, of the Company for $14.25 per share, net to the seller in cash, (ii) the purchase by Buyer and the sale by the Company of 1,681,414 shares of Common Stock of the Company immediately prior to the consummation of the Offer and (iii) the merger of Merger Subsidiary with and into the Company (the "Merger"); and

         WHEREAS, as a condition to the willingness of Buyer and Merger Subsidiary to enter into the Merger Agreement, Buyer and Merger Subsidiary have requested that the Stockholders agree, and, in order to induce Buyer and Merger Subsidiary to enter into the Merger Agreement, each of the Stockholders have agreed, to enter into this Agreement.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement, the parties hereto agree as follows:

         1. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. Each Stockholder hereby severally represents and warrants to Buyer and Merger Subsidiary as follows:

                  (a) Such Stockholder is the sole record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which meaning will apply for all purposes of this Agreement) of, and has good title to, all of the Shares, and there exist no liens, claims, security interests, options, proxies, voting agreements, charges or encumbrances of whatever nature ("Liens") affecting the Shares.

                  (b) Upon transfer to the Company by such Stockholder of the Shares upon consummation of the Offer or the Merger (whichever is earlier), the Company will have good title to the Shares, free and clear of all Liens.

                  (c) Other than the Options, the Shares constitute all of the securities (as defined in Section 3(10) of the Exchange Act, which definition will apply for all purposes of this Agreement) of the Company beneficially owned, directly or indirectly, by such Stockholder (excluding any securities beneficially owned by any of its or his affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act, which definition will apply for all purposes of this Agreement) as to which it or he does not have voting or investment power).

                  (d) Except for the Shares and the Options, such Stockholder does not, directly or indirectly, beneficially own or have any option, warrant or other right to acquire any securities of the Company that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of the Company that are or may by their terms become entitled to vote, nor is such Stockholder subject to any contract, commitment, arrangement, understanding or relationship (whether or not legally enforceable) that allows or obligates it or him to vote or acquire any securities of the Company.

                  (e) The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its or his obligations hereunder will not, constitute a violation of, conflict with, result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, or result in the creation of any Lien on any Shares under, (i) any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or by which such Stockholder is bound or (ii) any judgment, writ, decree, order or ruling applicable to the Stockholder.

                  (f) Such Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by such Stockholder and, assuming its due authorization, execution and delivery by Buyer and Merger Subsidiary, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms. If such Stockholder is married and such Stockholder's Shares constitute community property or otherwise require spousal or other approval for this Agreement to be legal, valid and binding, this Agreement, has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder's spouse, enforceable against such person in accordance with its terms.

                  (g) Neither the execution and delivery of this Agreement nor the performance by such Stockholder of its or his obligations hereunder will (i) violate any order, writ, injunction or judgment applicable to such Stockholder or (ii) to the best knowledge of such Stockholder, violate any law, decree, statute, rule or regulation applicable to such Stockholder or require any consent, authorization or approval of, filing with or notice to, any court, administrative agency or other governmental body or authority, other than any required notices or filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") or the federal securities laws, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by the Stockholder of its or his obligations under this Agreement.

         2. REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUBSIDIARY. Each of Buyer and Merger Subsidiary represents and warrants to each Stockholder as follows:

                  (a) Each of Buyer and Merger Subsidiary is duly organized and validly existing and in good standing under the laws of the State of Delaware, has the requisite corporate or limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate or limited liability company action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by each of Buyer and Merger Subsidiary and constitutes the legal, valid and binding obligation of each of Buyer and Merger Subsidiary, enforceable against each of Buyer and Merger Subsidiary in accordance with its terms.

                  (b) The execution and delivery of this Agreement by each of Buyer and Merger Subsidiary does not, and the performance by each of Buyer and Merger Subsidiary of its respective obligations hereunder will not, (i) constitute a violation of, conflict with, or result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, its respective certificate of incorporation or bylaws or equivalent documents or any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which either of Buyer and Merger Subsidiary is a party or by which either of Buyer and Merger Subsidiary is bound or any law, regulation, judgment, writ, decree, order or ruling applicable to Buyer or Merger Subsidiary, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of either Buyer or Merger Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which either Buyer or Merger Subsidiary is a party or by which it or any of its properties is bound or affected, except for any such breaches, defaults or other occurrences that would not prevent or materially delay the performance by either Buyer or Merger Subsidiary of its obligations under this Agreement.

                  (c) Neither the execution and delivery of this Agreement nor the performance by each of Buyer and Merger Subsidiary of its respective obligations hereunder will violate any order, writ, injunction, judgment, law, decree, statute, rule or regulation applicable to Buyer or Merger Subsidiary or require any consent, authorization or approval of, filing with, or notice to, any court, administrative agency or other governmental body or authority, other than any required notices or filings pursuant to the HSR Act or the federal securities laws.

         3. TENDER OF SHARES. Each Stockholder hereby irrevocably undertakes to
(i) except as and to the extent provided in clause (ii) below, validly tender and sell (and not withdraw) pursuant to and in accordance with the terms of the Offer all of its or his Shares by the fifth Business Day (as defined in the Merger Agreement) following commencement of the Offer, and (ii) not tender pursuant to the Offer the number of Shares set forth opposite such Stockholder's name on SCHEDULE A under the heading "Retained Shares." In the event, notwithstanding the provisions of the first sentence of this Section 3, any Shares tendered pursuant to clause (i) above are for any reason withdrawn from the Offer or are not purchased pursuant to the Offer or any Retained Shares are tendered in violation of clause (ii) above, such Shares will remain subject to the terms of this Agreement. Each Stockholder acknowledges that the Company's obligation to accept for payment and pay for the Shares in the Offer is subject to all the terms and conditions of the Offer.

         4. TRANSFER OF THE SHARES. During the term of this Agreement, except as otherwise provided herein, each Stockholder will not (a) offer to sell, sell, pledge or otherwise dispose of or transfer any interest in or encumber with any Lien any of its or his Shares, (b) acquire any shares of Common Stock or other securities of the Company (otherwise than in connection with a transaction of the type described in Section 7 and any such additional shares or securities will be deemed Shares and included in the Shares subject to this Agreement), including, without limitation, by exercising any of the Options, except upon the prior written consent of Buyer and Merger Subsidiary, (c) deposit its or his Shares into a voting trust, enter into a voting agreement or arrangement with respect to such Shares or grant any proxy or power of attorney with respect to such Shares, or (d) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment or other disposition of or transfer of any interest in or the voting of any shares of Common Stock or any other securities of the Company.

         5. VOTING OF SHARES. Each Stockholder, by this Agreement, does hereby constitute and appoint Buyer, or any nominee thereof, with full power of substitution, during and for the term of this Agreement, as his true and lawful attorney and proxy for and in his name, place and stead, to vote each of its or his Shares at any annual, special or adjourned meeting of the stockholders of the Company (and this appointment will include the right to sign its or his name (as stockholder) to any consent, certificate or other document relating to the Company which the laws of the State of Delaware may require or permit) (a) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the terms thereof and hereof; (b) against any action or agreement that would result in a breach in any respect of any covenant, agreement, representation or warranty of the Company under the Merger Agreement; and (c) against the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (ii) a sale, lease or transfer of a material amount of assets of the Company or one of its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (iii) (A) any change in a majority of the persons who constitute the board of directors of the Company as of the date hereof; (B) any change in the present capitalization of the Company or any amendment of the Company's certificate of incorporation or by-laws, as amended to date; (C) any other material change in the Company's corporate structure or business; or (D) any other action which, in the case of each of the matters referred to in clauses (iii)(A), (B), (C) and (D), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the Merger and the other transactions contemplated by this Agreement and the Merger Agreement. This proxy and power of attorney is a proxy and power coupled with an interest, and each Stockholder declares that it is irrevocable. Each Stockholder hereby revokes all and any other proxies with respect to the Shares that it or he may have heretofore made or granted.

         6. ENFORCEMENT OF THE AGREEMENT. Each Stockholder acknowledges that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Buyer or Merger Subsidiary will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity.

         7. ADJUSTMENTS. The number and type of securities subject to this Agreement will be appropriately adjusted in the event of any stock dividends, stock splits, recapitalizations, combinations, exchanges of shares or the like or any other action that would have the effect of changing such Stockholder's ownership of the Company's capital stock or other securities.

         8. COMPLIANCE WITH MERGER AGREEMENT. Each Stockholder shall comply with the requirements of Section 6.04 of the Merger Agreement.

         9. TERMINATION. This Agreement, including the proxy under Section 5, will terminate on the earlier of (a) the date the Merger Agreement is terminated in accordance with its terms, or (b) the purchase of all the Shares (other than the Retained Shares) pursuant to the Offer in accordance with Section 3.

         10. EXPENSES. All fees and expenses incurred by either of the parties hereto will be borne by the party incurring such fees and expenses.

         11. BROKERAGE. Each Stockholder, on the one hand, and Buyer and Merger Subsidiary, on the other hand, represent and warrant to the other that the negotiations relevant to this Agreement have been carried on by such Stockholders, on the one hand, and Buyer and Merger Subsidiary, on the other hand, directly with the other, and that there are no claims for finder's fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby other than to Bowles Hallowell Conner. Each Stockholder, on the one hand, and Buyer and Merger Subsidiary, on the other hand, will indemnify and hold harmless the other from and against any and all claims or liabilities for finder's fees or brokerage commissions or other like payments incurred by reason of action taken by him, it or any of them, as the case may be.

         12. MISCELLANEOUS. (a) Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits thereof. No such waiver, amendment or supplement will be effective unless in a writing and is signed by the party or parties sought to be bound thereby. Any waiver by any party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement or one or more sections hereof will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                  (b) This Agreement contains the entire agreement among Buyer, Merger Subsidiary and the Stockholders with respect to the subject matter hereof, and supersedes all prior agreements among Buyer, Merger Subsidiary and the Stockholders with respect to such matters. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the delivery of a written agreement executed by the parties hereto.

                  (c) This Agreement is to be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in that state.

                  (d) The descriptive headings contained herein are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement.

                  (e) All notices and other communications hereunder must be in writing and are to be given (and will be deemed to have been duly given upon receipt) by delivery in person, by telecopy, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                  If to the Stockholders to:

                           To the address or addresses on SCHEDULE A

                  With a copy to:

                           Parker Chapin Flattau & Kimpl, LLP
                           1211 Avenue of the Americas
                           New York, New York  10036
                           Telecopy:  212-704-6288
                           Attention:  Edward R. Mandell, Esq.

                  If to the Buyer or Merger Subsidiary to:

                           Carerras, Kestner & Co., LLC
                           Terminal Tower
                           50 Public Square, 32nd Floor
                           Cleveland, Ohio  44113
                           Telecopy:  216-344-7631
                           Attention:  Chief Financial Officer

                  with copies to:

                           Jones, Day, Reavis & Pogue
                           North Point
                           901 Lakeside Avenue
                           Cleveland, Ohio  44114
                           Attention:  Patrick J. Leddy, Esq.
                           Telecopier: (216) 579-0212

or to such other address as any party may have furnished to the other parties in writing in accordance herewith.

                  (f) This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one agreement.

                  (g) This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by any of the parties hereto without the prior written consent of the other parties, except that Buyer or Merger Subsidiary will have the right to assign to any direct or indirect wholly owned subsidiary of Buyer or Merger Subsidiary any and all rights and obligations of Buyer or Merger Subsidiary under this Agreement, provided that any such assignment will not relieve Buyer or Merger Subsidiary from any of its obligations hereunder.

                  (h) If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

                  (i) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.


                                     HILITE HOLDINGS, LLC



                                     By: /s/ Joseph W. Carreras
                                        --------------------------------------
                                         Name:  Joseph W. Carreras
                                         Title: President

                                     HILITE MERGECO, INC.



                                     By: /s/ Joseph W. Carreras
                                        --------------------------------------
                                         Name:  Joseph W. Carreras
                                         Title: President


                                     Stockholders:

                                     James E. Lineberger, Jr. Trust

                                     By: /s/ James E. Lineberger, Jr.
                                        --------------------------------------
                                         Name:  James E. Lineberger, Jr.
                                         Title: Trustee

                                     Geoffry S. Lineberger Trust

                                     By: /s/ James E. Lineberger, Jr.
                                        --------------------------------------
                                         Name:  James E. Lineberger, Jr.
                                         Title: Trustee

                                     Christopher Lineberger Trust

                                     By: /s/ James E. Lineberger, Jr.
                                        --------------------------------------
                                         Name:  James E. Lineberger, Jr.
                                         Title: Trustee

                                     The Brady Family Limited Partnership

                                     By: /s/ Daniel W. Brady
                                        --------------------------------------
                                         Name:  Daniel W. Brady
                                         Title: General Partner

                                              /s/ Samuel M. Berry
                                              ----------------------------------
                                              Samuel M. Berry

                                              /s/ Chris A. Curto
                                              ----------------------------------
                                              Chris A. Curto

                                              /s/ Arthur D. Johnson
                                              ----------------------------------
                                              Arthur D. Johnson

                                              /s/ Ronald E. Reinke
                                              ----------------------------------
                                              Ronald E. Reinke

                                              /s/ Donald M. Maher
                                              ----------------------------------
                                              Donald M. Maher

                                              /s/ William Vercher
                                              ----------------------------------
                                              William Vercher

                                              /s/ Dr. Krishnamurthy Sundararajan
                                              ----------------------------------
                                              Dr. Krishnamurthy Sundararajan

                                   SCHEDULE A
                                   ----------

                                                        Number of               Number of              Number of
Name and Address of Stockholder                          Shares                  Options            Retained Shares
-------------------------------                         --------                --------            ---------------
James E. Lineberger, Jr. Trust                          1,056,429                     0                 29,239
1120 Boston Post Road
Darien, CT  06820

Geoffry S. Lineberger Trust                             1,056,429                     0                 29,240
1120 Boston Post Road
Darien, CT  06820

Christopher Lineberger Trust                            1,056,429                     0                 29,240
1120 Boston Post Road
Darien, CT  06820

The Brady Family Limited Partnership                      358,143**                   0                  7,018
2845 Parkwood Lane
Aurora, IL  60504

Samuel M. Berry                                           178,570                18,800                 21,053
c/o Hilite Industries, Inc.
1671 S. Broadway
Carrollton, TX  75006

Chris A. Curto                                                500                 5,000                  2,759
c/o Hilite Industries, Inc.
1671 S. Broadway
Carrollton, TX  75006

Arthur D. Johnson                                               0                26,200                  9,035*
c/o Hilite Industries, Inc.
1671 S. Broadway
Carrollton, TX  75006

Ronald E. Reinke                                                0                17,000                  5,762*
c/o Hilite Industries, Inc.
1671 S. Broadway
Carrollton, TX  75006

Donald M. Maher                                                 0                26,200                  9,035*
c/o Hilite Industries, Inc.
1671 S. Broadway
Carrollton, TX  75006

Willie Vercher                                                  0                 1,750                    455*
c/o Hilite Industries, Inc.
1671 S. Broadway
Carrollton, TX  75006

                                                        Number of               Number of              Number of
Name And Address of Stockholder                          Shares                  Options            Retained Shares
-------------------------------                        ----------               ---------           ----------------
Dr. Krishnamurthy Sundararajan                                  0                 1,200                    312*
c/o Hilite Industries, Inc.                             ---------                ------                -------

1671 S. Broadway
Carrollton, TX  75006

         TOTAL                                          3,706,500                96,150                143,148
                                                        =========                ======                =======

* To the extent such shares are obtained upon exercise of their respective options.

** The Jacqueline L. Brady 1993 Living Trust U/A DTD 09/23/93 owns 1,000 shares of those referenced.




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